Exhibit 4.11

DEBT CONVERSION AGREEMENT

This Debt Conversion Agreement (this “Agreement”) is made as of March 11, 2021 by and between Digerati Technologies, Inc. a Nevada corporation having an address at 825 W Bitters, Suite 104, San Antonio, Texas 78216 (the “Company”) and SH (the “Creditor”).

W I T N E S S E T H :

WHEREAS, pursuant to that certain promissory note and Convertible Promissory Note Purchase Agreement attached as Exhibit A hereto (the ’‘Note”), the Company had outstanding indebtedness to the Creditor as of and including February 15, 2021 in the aggregate amount of $35,929.50, comprised of both principal and interest (the “Indebtedness”); and

WHEREAS, the Creditor desires to, and the Company has agreed to, convert 50% of the Indebtedness into shares of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”), at a conversion price of $1.00 per share, and 50% of the Indebtedness into shares of the Company’s Common Stock at a conversion price of $0.03 per share, on the terms and conditions as set forth herein (the “Conversion”), it being agreed and acknowledged that subsequent to the Conversion, the Indebtedness shall be cancelled.

NOW, THEREFORE, the parties agree as follows:

l. Conversion and Cancellation of the Indebtedness. Effective automatically upon the execution and delivery of this Agreement by all the parties (the “Closing”), the Indebtedness shall be cancelled and converted into an aggregate of 17,965 shares of Series B Preferred Stock and 598,825 shares of Common Stock (the “Shares”). All interest due on the Note from February 15, 2021 through the date of Closing shall remain an obligation of the Company to the Creditor following the Closing.

2. Representations and Warranties of the Company. The Company represents and warrants to the Creditor that:

2.1 Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery of this Agreement by the Creditor, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy laws or other laws affecting creditors’ rights generally and by general principles of equity. Neither the execution, delivery and performance of this Agreement, nor the performance of the transactions contemplated hereby, including without limitation the issuance of the Shares will: (i) constitute a breach or violation of the Company’s constituent documents; (ii) conflict with or constitute (with or without the passage of time or the giving of notice) a breach of, or default under any material agreement, instrument or by which its assets are bound; or (iii) violate judicial order, writ, decree, stipulation, arbitration rule and regulation applicable to the Company.

2.2 Issuance. The issuance of the Shares pursuant to this Agreement will not violate any (i) preemptive right, right of first refusal or other rights of any person to acquire securities of the Company or (ii) applicable federal or state securities laws, and the rules and regulations promulgated thereunder.

3. Representations and Warranties o f the Creditor. The Creditor represents and warrants to the Company that:

3.1 Authority. The Creditor has all the power and reqms1te authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution  and  delivery of this  Agreement  and  the  consummation  of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Creditor.  The Creditor has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery of this Agreement by the Company, this Agreement constitutes a legal, valid and binding obligation of the Creditor, enforceable against the Creditor in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy laws or other laws affecting creditor’s rights generally and by general principles of equity.

3.2 No Prior Transfer. The Creditor has not previously transferred any interest in the Note or incurred any obligation to do so.

3.3 Investment. The  Creditor is acquiring the  Shares pursuant to this Agreement solely for investment purposes, for the Creditor’s own account and not with a view to resale or distribution.  The Creditor understands that (i) the Shares are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, (ii) the Company is under no obligation to register the Shares, and (iii) the Shares cannot be transferred, resold or otherwise disposed of by the Creditor without such registration unless the Company receives an opinion of counsel, reasonably acceptable to the Company, stating that such transfer, resale or other disposition is exempt from such registration requirements, or other evidence satisfactory to the Company that demonstrates the applicability of such exemption.

3.4 Investment Qualifications. The Creditor has such knowledge and experience in financial and business matters and familiarity with the Company as to be capable of evaluating the merits and risks of converting the Indebtedness into the Shares.

4 Survival. The representations and warranties in Sections 3 and 4 shall survive the Closing and continue in full force and effect thereafter.

5. Miscellaneous.

5.1 Entire Agreement. This Agreement supersedes and cancels any prior or contemporaneous agreements among the parties relating to the subject matter of this Agreement. There are no representations, agreements, arrangements or understandings between the Creditor and the Company relating to the subject matter of this Agreement that are not fully expressed herein.

5.2 Amendment. This Agreement may not be amended except by an instrument in writing signed by both the Company and the Creditor.

5.3 Successors and Assigns. This Agreement may not be assigned or transferred by any party without the prior written consent of the other party. Subject to the foregoing restriction on transfer or assignment, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

5.4 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada, without regard to conflict of law principles. Any litigation arising out of or related to this Agreement shall be instituted and prosecuted only in the appropriate state or federal court situated in Clark County, Nevada.

5.5 interpretation. The captions of the sections of this Agreement are for convenience and reference only, and shall not be held to explain, modify, amplify or aid in the interpretation, construction or meaning of this Agreement.

5.6 Expenses. Each party will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

5.7 Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which together shall be considered one and the same agreement. Electronically transmitted copies of the signature page hereof shall be deemed originals and shall be binding for all purposes.

[-Signature Page Follows-]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first stated above.

THE COMPANY:

Digerati Technologies, Inc.

/S/ Arthur L. Smith,
CEO

THE CREDITOR:

/S/ SH,
Individual

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